Exhibit 99.1

Pacific Energy Partners, L.P.

N e w s R e l e a s e

Contacts:	Plains All American Pipeline, L.P.
	Phillip D. Kramer	A. Patrick Diamond
	Executive Vice President and CFO	Director, Strategic Planning
	713/646-4560 — 800/564-3036	713/646-4487 — 800/564-3036

Pacific Energy Partners, L.P.
	Gerry Tywoniuk	Jennifer S. Shigei
	Senior Vice President and CFO	Manager, Investor Relations
	562/728-2890	562/728-2871

FOR IMMEDIATE RELEASE

Plains All American and Pacific Energy Unitholders Approve Merger

(Houston — November 9, 2006) Plains All American Pipeline, L.P. (NYSE: PAA) and Pacific Energy Partners, L.P. (NYSE: PPX) announced today that the unitholders of Plains All American and Pacific Energy have approved the proposed merger of Plains All American and Pacific Energy in meetings held earlier today by the respective entities in Houston, Texas and Long Beach, California.

Over 98% of the votes cast at the Plains All American special meeting voted to approve and adopt the merger agreement with Pacific Energy and the merger and to approve the issuance of PAA common units to the common unitholders of Pacific Energy. Approximately 65% of Plains All American’s outstanding common units were represented at the meeting.

Over 97% of the votes cast at the Pacific Energy special meeting on behalf of common unitholders voted to approve and adopt the merger agreement with Plains All American and the merger.  Approximately 60% of Pacific Energy’s outstanding common units were represented at the meeting.  In addition, the sole subordinated unitholder voted to approve and adopt the merger agreement with Plains All American and the merger.

Plains All American and Pacific Energy anticipate closing the transaction on November 15, 2006.

Plains All American Pipeline, L.P. is engaged in interstate and intrastate crude oil transportation and crude oil gathering, marketing, terminalling and storage, as well as the marketing and storage of liquefied petroleum gas and other petroleum products, in the United States and Canada. Through its 50% ownership in PAA/Vulcan Gas Storage LLC, the Partnership is also engaged in the development and operation of natural gas storage facilities. The Partnership’s common units are traded on the New York Stock Exchange under the symbol “PAA.” The Partnership is headquartered in Houston, Texas.

Pacific Energy Partners, L.P. is a master limited partnership headquartered in Long Beach, California. Pacific Energy is engaged principally in the business of gathering, transporting, storing and distributing crude oil, refined products and other related products. Pacific Energy generates revenues by transporting such commodities on its pipelines, by leasing capacity in its storage facilities and by providing other terminalling services. Pacific Energy also buys and sells crude oil, activities that are generally complementary to its crude oil operations. Pacific Energy conducts its business through two business units, the West Coast Business Unit, which includes activities in California and the Philadelphia, PA area, and the Rocky Mountain Business Unit, which includes activities in five Rocky Mountain states and Alberta, Canada.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements made herein are forward-looking statements under the Private Securities Litigation Reform Act of 1995. They include statements regarding the timing of the business combination transaction involving Plains All American and Pacific Energy. These statements are based on the current expectations and estimates of the management of Plains All American and Pacific Energy and their general partners; actual results may differ materially due to certain risks and uncertainties. Although Plains All American, Pacific Energy and their general partners believe that such expectations reflected in such forward-looking statements are reasonable, they cannot give assurances that such expectations will prove to be correct.  For instance, although Plains All American and Pacific Energy have signed a merger agreement, there is no assurance that they will complete the proposed merger. The merger agreement will terminate if the parties fail to satisfy conditions to closing. Other risks and uncertainties that may affect actual results are discussed in Plains All American’s and Pacific Energy’s filings with the Securities and Exchange Commission, including their Annual Reports on Form 10-K and Form 10-K/A for the year ended December 31, 2005 and Registration Statement on Form S-4 (No. 333-135712).

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